The Board of Directors
Interlott Technologies, Inc.:


We consent to the incorporation by reference in the Registration Statement Nos. 33-78092 and 333-39374 on Form S-8 of Interlott Technologies, Inc. of our report dated February 26, 1999, relating to the statements of income, stockholders' equity and cash flows of Interlott Technologies, Inc. for the year ended December 31, 1998, and the related 1998 financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Interlott Technologies, Inc.


                                     /s/KPMG LLP

Cincinnati, Ohio
March 30, 2001